Exhibit 10.2

SEPARATION AGREEMENT

The following is an agreement (the “Agreement”) between Robert F. Kistinger (“Employee”) and Chiquita Brands International, Inc. (the “Company”) with respect to Employee’s separation from the Company.

In consideration of the mutual promises contained in this Agreement, the Company and Employee agree as follows:

1. Employee separated from the service of, and resigned as an officer and employee of the Company and all of its subsidiaries and affiliates on December 31, 2007, which was his last day of employment with the Company (the “Separation Date”). As of the Separation Date, Employee had resigned all his positions as director, officer or otherwise with respect to the Company and its subsidiaries. The Company and Employee agree that, from and after the Separation Date (and notwithstanding the provisions of Sections 4(a) and 4(f) hereof), Employee will not perform services for the Company or its subsidiaries and affiliates to any extent which would result in Employee’s separation not being treated as a separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

2. Employee has been paid all salary due through his Separation Date and has also been paid in a lump sum any remaining earned and accrued, banked and/or carryover vacation pay due as of the Separation Date.

3. Company’s Obligations. Subject to the effectiveness of this Agreement pursuant to Section 14 hereof:

(a) Cash Benefit. The Company will pay Employee a cash benefit of $1,092,500 (“Cash Benefit”), which amount is equivalent to the sum of Employee’s current annual base salary and annual bonus target. In accordance with Section 409A of the Internal Revenue Code, the Employee will receive his Cash Benefit as follows: (A) $546,250 will be paid in a lump sum on July 1, 2008 and (B) the remainder of Employee’s Cash Benefit will be paid in equal bi-weekly installments, beginning with the first payroll date after July 1, 2008. It is anticipated that the balance of the payments described in this Section 3(a) will be completed by December 31, 2008.

(b) Pro-Rata Annual Bonus. The Company will pay $517,500 to Employee as a pro-rata bonus for the period of 2007 during which he was employed by the Company, based on his annual bonus target. The pro-rata bonus will be paid on July 1, 2008.

(c) Health Benefits; Life Insurance. If Employee extends the medical and/or dental and/or vision benefits in which he is enrolled as of the Separation Date by timely electing coverage under COBRA, the Company will pay the full premium for COBRA coverage for the first twelve months after the Separation Date. For the remaining balance of the COBRA period, Employee will be responsible for paying the full premium for COBRA coverage. The Company shall, for the two year period commencing on the Separation Date, maintain in effect (or cause substantially similar coverage to be maintained) life insurance in the amount of $500,000 through a third-party.

All other benefits in which Employee is enrolled or eligible as of the Separation Date ceased as of the Separation Date.

(d) Outplacement Service; Legal Fees. Employee will receive twelve (12) months of career transition services through OI Partners, as determined by the Company in its discretion, commencing on the date hereof. The outplacement service will be forfeited if Employee does not initiate outplacement services within three (3) months following the date hereof. The outplacement service will not be exchangeable for any other payment or benefit. The Company will reimburse Employee up to an aggregate of $10,000 for legal fees, which reimbursement shall be made in a lump sum within 60 days following the date hereof.

(e) Stock Options and Restricted Stock. In accordance with their terms as originally granted, Employee will have three years after the Separation Date (but not beyond the expiration date of the option) to exercise the stock options for 450,000 shares granted to him under the Company’s Stock and Incentive Plan, all of which have previously vested. All stock options that are not exercised by the end of such three-year period shall thereupon terminate. In addition, all 69,478 shares of unvested restricted stock previously granted to Employee under that Plan shall be deemed to have vested as of the date hereof and will be delivered to Employee on July 1, 2008 or as soon as administratively practicable thereafter, provided, however that the shares will not be delivered to Employee until the earliest date permissible which would not result in a violation of Section 409A of the Internal Revenue Code.

(f) Non-Qualified Plan Benefits. The Company acknowledges that Employee is fully vested in his Accounts under the Company’s Capital Accumulation Plan (the “CAP”), including without limitation his Deemed Participation Contribution Account. The full amount of Employee’s Deferral Contribution Account (including earnings therein) under the CAP, and the portions of his other Accounts (including earnings therein) under the CAP which vested prior to January 1, 2005, shall be paid to Employee in accordance with the terms of the CAP, as amended so as to comply with the provisions of Section 409A of the Internal Revenue Code. The full amount of Employee’s balance under the Company’s Deferred Compensation Plan shall be paid to Employee in accordance with the terms of the Deferred Compensation Plan, as amended so as to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”).

(g) Insurance. The Company affirms that it will not cancel any coverage for Employee that exists under any director and officer liability insurance policy maintained by the Company and will not discriminate against Employee vis-à-vis other officers and former officers in any purchase or renewal of any such policy or any purchase of an extended reporting period under a policy that is not renewed.

4. Employee’s Obligations.

a) Employee will transfer his responsibilities in an appropriate manner and use reasonable best efforts to effect a smooth transition;

b) Employee has not and will not represent or bind the Company or any of its subsidiaries or enter into any agreement on behalf of the Company or any of its subsidiaries at any time after the Separation Date;

c) Employee has returned to the Company his Company credit cards, keys, identification cards and laptop computer (if applicable);

d) Employee has returned to the Company all other Company property and materials, including but not limited to computer hardware and accessories, computer software disks or other media, computer files, books, documents, records and memoranda;

e) Employee has repaid all cash advances and has filed a final expense report;

f) Employee will fully cooperate and assist the Company with any litigation matters or agency proceedings for which Employee’s testimony or cooperation is requested, provided that employee is compensated for any reasonable and necessary expenses incurred or actual income lost as a result of his cooperation and assistance.

g) At the Company’s request, Employee will (i) sign all necessary documents to effect Employee’s resignation from all director and officer positions with the Company and its subsidiaries, as well as any such positions with joint venture companies and other companies in which the Company and its subsidiaries have a direct or indirect ownership interest and (ii) sign all documentation, and take any other action, necessary to transfer to the Company’s designee all title or other interest Employee has in “nominee” or similar shares of any company in which Chiquita has a direct or indirect ownership interest.

h) From and after the Separation Date, Employee will hold in a fiduciary capacity for the sole benefit of the Company all information, knowledge or data relating to the Company or any of its subsidiaries and their respective businesses and investments, including investments in joint ventures, which information, knowledge or data the Company or any of its subsidiaries consider to be proprietary, confidential, or not public knowledge (including but not limited to trade secrets) that Employee obtains or has previously obtained during Employee’s employment by the Company or any of its subsidiaries (“Proprietary, Confidential or Non-Public Information”). From and after the Separation Date, Employee will not, except as required by applicable law, directly or indirectly use, communicate, divulge or disseminate any Proprietary, Confidential or Non-Public Information for any purpose not authorized by the Company or its subsidiaries, or for any purpose not related to the performance of Employee’s work for the Company or any of its subsidiaries, nor will Employee by speech or actions disparage the Company or any of its officers, directors or employees. At any time requested by the Company or any of its subsidiaries, and in any event on or prior to the Separation Date, Employee shall return all copies of all documents, materials or information in any form, written or electronic or otherwise, that constitute, contain, refer or relate to any Proprietary, Confidential or Non-Public Information.

i) For a period of one year after the Separation Date with respect to the entities set forth on Exhibit A and for a period of two years after the Separation Date with respect to the entities set forth on Exhibit B, Employee will not, without the written consent of the Company, directly or indirectly, engage in, invest in or participate in any business or activity conducted by any such company (a “Competing Business”), whether as an employee, officer, director, partner, joint venturer, consultant, independent contractor, agent, representative, shareholder (other than as a holder of less than five percent (5%) of any class of publicly traded securities of any such Competing Business) or in any other capacity.

j) For a period of one year after the Separation Date, Employee will not, without the written consent of the Company, directly or indirectly, solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce (i) any customer, supplier, distributor or other person or entity that has a business relationship, contractual or otherwise, with the Company or any of its subsidiaries (or any of their respective joint ventures) to direct or transfer away from the Company or any of its subsidiaries (or such joint ventures), or eliminate, interfere with, disrupt or reduce or modify to the detriment of the Company or any of its subsidiaries (or such joint ventures) any business, patronage or source of supply, or (ii) any person to leave the employment of the Company or any of its subsidiaries (or any such joint ventures) (other than persons employed in a clerical, non-professional or non-managerial position).

k) Employee understands and agrees that the restrictions set forth in paragraphs (i) and (j) above, including, without limitation, the duration and scope of such restrictions, are reasonable and necessary to protect the legitimate business interests of the Company and its subsidiaries. Employee further agrees that the Company will be entitled to seek and obtain injunctive relief against Employee in the event of any actual or threatened breach of such restrictions, and Employee hereby consents to the exercise of personal jurisdiction and venue in a federal or state court of competent jurisdiction located in Hamilton County, Ohio, and Employee agrees not to initiate any legal action relating to the subject matter hereof in any other forum. Employee understands and agrees that this Agreement shall be construed and enforced in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed in that State. If any provision of this Agreement is determined to be unenforceable or unreasonable by any Court, then such provision will be modified or omitted only to the extent necessary to make such provisions and the remaining provisions of this Agreement enforceable.

5. General Release. In exchange for the payments and benefits identified in the Agreement, which Employee acknowledges are in addition to anything of value to which he is already entitled, Employee hereby releases, settles and forever discharges the Company, its parent, subsidiaries, affiliates, joint venture companies, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with the Company, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Employee ever had or may now have against the Company or any of the foregoing. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Employee’s employment with the Company and the termination of that employment, pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family

and Medical Leave Act of 1993 and the Civil Rights Act known as 42 USC 1981, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act of 1938, as well as all federal, state and local laws, except that this release shall not affect any rights of Employee for benefits payable under any Social Security, Worker’s Compensation or Unemployment laws. Employee acknowledges and agrees that the payments and benefits payable pursuant to this Agreement are in lieu of any payments or benefits which may otherwise be due to Employee in connection with Employee’s separation or termination of employment, including the Chiquita Brands International, Inc. Executive Officer Severance Pay Plan. Employee shall not be entitled to any recovery, in any action or proceeding that may be commenced on the Employee’s behalf in any way arising out of or relating to the matters released under Section 5 or Section 6 hereof. Notwithstanding the foregoing, nothing herein shall release the Company from any claim based on (i) Employee’s vested benefits under the employee benefit plans of the Company or (ii) Employee’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary).

6. Waiver and Release Under ADEA and OWBPA. Employee further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the “Act”). Employee acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (a) that this Agreement and this Waiver is written in a manner which he understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that he does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; (d) that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he is already entitled; and (e) that he is advised in writing to consult with an attorney prior to executing this Agreement.

7. It is understood and agreed that for purposes of this Agreement, the term “Company” as used herein, shall include not only Chiquita Brands International, Inc., but also all of its direct or indirect subsidiaries or affiliated companies.

8. This Agreement shall bind the Employee’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns.

9. This Agreement shall not be construed as an admission by the Company of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the Company specifically disclaims any wrongdoing whatsoever against Employee on the part of itself, its employees, representatives or agents.

10. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Employee, his beneficiaries or legal representatives without the prior written consent of an officer of the Company.

11. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Ohio. Except as otherwise provided in paragraph 4(k) of this Agreement, the parties agree that any controversy or claim arising out of or relating in any manner to this Agreement or to Employee’s relationship with the Company shall be settled by arbitration administered by the American Arbitration Association under its Employment Dispute Resolution Rules and in accordance with the Due Process Protocol for Mediation and Arbitration of Statutory Disputes Arising Out of the Employment Relationship, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

12. If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted to the extent necessary to make the remaining provisions of this Agreement enforceable.

13. The Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

14. Employee and the Company intend for the provisions of this Agreement to comply with the requirements of Section 409A and the Company and Employee have no reason to believe that the provisions of this Agreement violate such section.

15. Employee acknowledges that he understands that he has forty-five (45) days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within (7) days of such acceptance. This Agreement shall not become effective until the seven (7) day revocation period has expired.

TAKE THIS AGREEMENT HOME, READ IT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company hereby offers this Agreement to Employee on this 31st day of March, 2008.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ James E. Thompson
James E. Thompson
Its:	Senior Vice President, General Counsel and Secretary

ACCEPTANCE

I hereby agree to the terms of this Agreement and acknowledge my acceptance of it this 31st day of March, 2008.

WITNESS:

/s/ William A. Tsacalis	/s/ Robert F. Kistinger
Robert F. Kistinger

EXHIBIT A

The Competing Businesses set forth on Exhibit A consist of:

Fyffes plc

Noboa Group

and their subsidiaries and affiliates, as well as any company which acquires all or substantially all of the banana, fresh fruit, or fresh cut business, as the case may be, of such company.

EXHIBIT B

The Competing Businesses set forth on Exhibit B consist of:

Dole Food Company, Inc.

Fresh Del Monte Produce Inc.

and their subsidiaries and affiliates, as well as any company which acquires all or substantially all of the banana, fresh fruit, or fresh cut business, as the case may be, of such company.